Exhibit 10.2

EMPLOYEE AGREEMENT AMENDMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on June 18, 2024, by and between Lightwave Logic, Inc., a Nevada Corporation (the “Company”) and James S. Marcelli (“Employee”).

1.	This Agreement amends that certain Employee Agreement dated August 10, 2015, as amended from time to time, made and entered into by the parties hereto (the “Employee Agreement”). Capitalized terms herein have the same meaning as used in the Employee Agreement, unless otherwise noted.

2.	Effective January 1, 2024, Paragraph 4.1 of Article 4 is deleted in its entirety and replaced with the following:

4.1. Base Compensation.  For all services rendered by Employee under this Employee Agreement, the Company agrees to pay Employee the rate of $385,875 per year ($32,156 per month), which shall be payable to Employee not less frequently than monthly, or as is consistent with the Company’s practice for its other employees.

3.	Effective January 1, 2024, paragraph 4.4 of Article Four is deleted in its entirety and replaced with the following:

4.4. Bonus Compensation.  Employee’s annual (i) cash bonus target amount is $192,938 and (ii) non-cash bonus target amount is $192,938 and will be based on the Company achieving targets as shall be set by the Board of Directors. Employee shall be eligible to receive additional bonus compensation to be determined by the Board of Directors from time to time in their sole discretion.

4.	All other provisions of the Employee Agreement remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

LIGHTWAVE LOGIC, INC.:

	By:	/s/ Michael S. Lebby
(Witness signature)		Michael S. Lebby, CEO

EMPLOYEE:

/s/ James S. Marcelli
(Witness signature)	James S. Marcelli